CALIFORNIA DAILY TAX FREE INCOME FUND, INC.


     California Tax Exempt Liquidity Fund Class Shares ("Liquidity Shares")


                                     Amended
                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940


                  This Distribution and Service Plan (the "Plan") is hereby amended to reflect the modification of the term of the Plan and to make certain technical amendments to the Plan.


                  The Plan is adopted by California Daily Tax Free Income Fund, Inc. (the "Fund"), on behalf of the Liquidity Shares, in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan

          1. The Fund and Reich & Tang Distributors, Inc. (the "Distributor") have entered into a Distribution Agreement with respect to the Liquidity Shares, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of such Shares. Pursuant to the Distribution Agreement, the Distributor will receive compensatory payments from the Liquidity Shares in an amount as set forth in such Agreement and, as agent of the Fund, will (i) solicit orders for the purchase of Liquidity Shares, provided that any subscriptions and orders for the purchase of such Shares will not be binding on the Fund until accepted by the Fund as principal and (ii) make payments to Fahnestock & Co. Inc. ("Fahnestock") for providing distribution assistance to the Fund.
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          2.      The Fund and the Distributor have entered into a Shareholder
Servicing Agreement with respect to the Liquidity Shares, in a form satisfactory to the Fund's Board of Directors, which provides that the Distributor will receive shareholder servicing fees from the Liquidity Shares in an amount as set forth in such Agreement for performing shareholder servicing functions. The Distributor may use such fees to compensate Fahnestock, with which it has a written agreement, for performing shareholder servicing functions on behalf of the Liquidity Shares.

          3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

(i) to pay the costs of, and to compensate Fahnestock for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Liquidity Shares;

(ii) to compensate Fahnestock for providing assistance in distributing the Fund's Liquidity Shares; and

(iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and
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                  other persons, in connection with the distribution of the
                  Liquidity Shares.

The Distributor also may make payments from time to time from its own resources, which may include (a) the service fee and past profits for the purpose enumerated in (i) above and (b) the distribution fee and past profits for the purposes enumerated in (ii) and (iii) above. Further, the Distribution Agreement and the Shareholder Servicing Agreement, pursuant to the Plan, will provide that the Distributor will determine the amount of the payments to be made to Fahnestock provided that such payments will not increase the amount which the Fund is required to pay to (1) the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Contract in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement or Distribution Agreement in effect for that year or otherwise.

          4. The Fund, on behalf of the Liquidity Shares, will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Fahnestock in carrying out their obligations under the Distribution and Shareholder Servicing Agreements or the Domestic Proprietary Class Sub-Distribution and Service Agreement ("Fahnestock Agreement"), as the case may be, with respect to the Liquidity Shares of the Fund and (ii) preparing, printing and delivering the Fund's prospectus to existing Liquidity shareholders and preparing and printing subscription application forms for shareholder accounts.

          5. Payments by the Distributor or Manager to Fahnestock for the purpose of distributing Liquidity Shares and providing shareholder servicing are subject
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to compliance by them with the terms of the Fahnestock Agreement entered into between the Distributor and Fahnestock, which has been approved by the Fund's Board of Directors.

          6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

          7. The Plan became effective upon approval by a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

          8. The Plan will remain in effect until September 30, 2003, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in paragraph 7 hereof.

          9. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund

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pursuant to the Plan will be effective only upon the additional approval of a majority of the outstanding voting securities of the Liquidity Shares (as defined in the Act).

          10. The Plan may be terminated without penalty at any time (i) by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Liquidity Shares (as defined in the Act).

Dated:  July 25, 2002, as amended on April 17, 2003 and May 27, 2003.